Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated November 30, 2015, relating the financial statements and financial highlights appearing in the September 30, 2015 Annual Report to Shareholders of CSOP FTSE China A50 ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP

Boston, Massachusetts

January 25, 2016